EXHIBIT 99

Investor Relations Contact:	Media Contact:
Seana Phillips	Michelle Sullivan
(617) 368-5074	(617) 368-5165

BOSTON BEER REPORTS

FIRST QUARTER 2012 RESULTS

BOSTON, MA (5/2/12) — The Boston Beer Company, Inc. (NYSE: SAM) reported first quarter 2012 net revenue of $113.3 million, an increase of $11.1 million or 11%, over the same period last year, mainly due to core shipment growth of 8%. Net income for the first quarter was $7.5 million, or $0.56 per diluted share, an increase of $3.5 million, or $0.28 per diluted share, from the first quarter of 2011. This increase was primarily due to net revenue increases partially offset by increased investments in advertising, promotional and selling expenses.

Highlights of this release include:

•	Depletions for the 13 week period ending March 31, 2012 grew by 10% from the comparable 13 week period in the prior year ending April 2, 2011.

•	The Company achieved its 2012 planned price increases of approximately 3% during the quarter.

•	First quarter gross margin was 55%; the Company maintains its full year gross margin target of between 53% and 55%.

•	Advertising, promotional and selling expense increased by $2.9 million or 8% for the quarter, primarily due to planned increased investments behind the Company’s brands.

•	Estimated full year 2012 depletion growth of between 6% and 9% and full year 2012 earnings per diluted share of $3.80 to $4.20 remain unchanged

•	Estimated 2012 Capital spending of $40 million to $60 million remains unchanged

Jim Koch, Chairman and Founder of the Company, commented, “I am proud that we continue to lead the craft industry in both innovation and variety. In the first quarter, we introduced our new spring seasonal, Samuel Adams Alpine Spring, an unfiltered lager that showcases Tettnang Noble Hops. We have been brewing with Tettnang Noble Hops for more than 28 years and I am particularly pleased with how well Alpine Spring was received by drinkers, retailers and wholesalers. Late in the first quarter, we had a smooth transition from Alpine Spring to our Summer Seasonal, Samuel Adams Summer Ale, now in its seventeenth year and still one of my favorites. We have also been introducing some exciting new small batch brews, most recently Samuel Adams Dark Depths and Samuel Adams Cinder Bock which have quickly found their niche among craft aficionados. We are still seeing expanded distribution of domestic specialty brands and craft brands, but even so, we grew the Samuel Adams brand during the quarter. We are happy with the health of our brand portfolio and remain positive about the future of craft beer.”

Martin Roper the Company’s President and CEO stated, “We are pleased with the start of the year and the growth of our business, and in particular the transition from our Spring to our Summer Seasonal. This occurred in mid-March this year, which was earlier than our 2011 transition but consistent with prior years timing. We continued to invest in our brands and in new opportunities, and we will likely increase investments in advertising, promotional and selling expenses, commensurate with the opportunities and the increased competition that we see. Specifically, we are investing in systems and capital equipment to enable us to manage the increasing complexity effectively and expand the capacity and capabilities of our breweries. We are prepared to forsake some earnings in the short term as we make appropriate investments in brand-building activities and our brewing and packaging capabilities, to position us well for long-term growth. We remain confident about the long term prospect for the craft category and our Samuel Adams brand.”

Mr. Roper continued, “In the first quarter our depletion growth benefited from the positive acceptance of our Samuel Adams Alpine Spring seasonal and increased distribution due to the national rollouts of our Twisted Tea and Angry Orchard brands late in the quarter. These rollouts are currently in progress, and thus far are being well supported by wholesalers, retailer and drinkers. These brands have helped us increase our investments in our sales force and our Samuel Adams brand, and have built a stronger Boston Beer brand portfolio for our wholesalers and retailers. Alchemy & Science, our craft brew incubator, is in the early stages of two exciting projects. Its House of Shandy brand was launched in certain markets early in the second quarter and its Angel City Brewery has conducted its first brews and expects a re-launch in the Los Angeles market during the second quarter. Our 2012 financial projection includes estimated expenses attributable to Alchemy & Science projects, but does not include any gross profit contribution, since it is still too early to estimate. We will continue to look for complementary opportunities to leverage our capabilities, provided that they do not distract us from our primary focus on our Samuel Adams brand.”

Commenting on the Company’s Freshest Beer Program, Mr. Roper continued, “We believe we are delivering better, fresher Samuel Adams beer to our drinkers while lowering wholesaler inventories, reducing costs and improving efficiency throughout the supply chain. We currently have 58 wholesalers signed up and at various stages of inventory reduction. We have over 50% of our volume on our Freshest Beer Program and believe this could reach 75% by the end of 2012. We continue to evaluate if we can reduce these inventory levels further.”

1st Quarter 2012 Summary of Results

Depletions grew by 10% from the comparable 13 week period in the prior year, primarily due to increases in Samuel Adams® Seasonals, Twisted Tea®, and Angry Orchard®, offset by declines in some other Samuel Adams® styles.

Core shipment volume was approximately 536,000 barrels, an 8% increase over the same period in 2011. The Company believes wholesaler inventory levels at March 31, 2012 were at appropriate levels. Inventory at wholesalers participating in the Freshest Beer Program, was lower by an estimated 259,000 case equivalents, compared to the end of the first quarter in 2011.

Gross margin increased to 55% from 51% in the first quarter of 2011. Pricing increases, lower brewery processing costs and favorable package mix were partially offset by cost increases in barley and other ingredients.

Advertising, promotional and selling expenses were $2.9 million higher than those incurred in the prior year, primarily as a result of increased costs for additional sales personnel, investments in point of sale materials and freight to wholesalers due to higher volumes and the price of fuel.

General and administrative expenses increased $1.2 million compared to the first quarter of 2011, primarily due to Alchemy & Science startup costs and increases in salary and benefit costs.

The Company’s effective tax rate for the first quarter of 2011 was 37%.

Cash and cash equivalents as of the end of the first quarter totaled $38.2 million.

During the first quarter, the Company repurchased 37,000 shares of its Class A Common Stock at a cost of approximately $3.7 million and repurchased an additional 6,000 shares during the period April 1, 2012 through April 27, 2012 at an approximate cost of $600,000. As of April 27, 2012 the Company had approximately $18.8 million remaining on the $275.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

•	Year-to-date depletions through the 16 weeks ended April 21, 2012 are estimated by the Company to be up approximately 10% from the comparable period in 2011.

•

During the first quarter of 2012 the Company changed from reporting depletions on a calendar month, quarter and year basis to reporting current year depletions against the comparable prior year weeks. The Company believes this method better reflects the depletion trends of the business and eliminates complexities around reporting on a calendar basis and comparing the number of selling days in each calendar month. The Company anticipates reporting its full year depletions on both a fiscal year and calendar year basis.

Fiscal 2012 Outlook

The Company has left unchanged its projection of 2012 earnings per diluted share of between $3.80 and $4.20. While the Company is currently concerned about significant cost pressure from fuel price increases and their impact on freight costs, package material and brewery operating costs, it believes that it is too early in the year to assess the extent to which the full year increased fuel costs may be offset by operating efficiencies, pricing or volume growth, or the possibility that these pressures may subside. The Company’s actual 2012 earnings per diluted share could vary significantly from the current projection. The 2012 projection includes estimated expenses attributable to Alchemy & Science but does not include any gross profit contribution from Alchemy & Science. Underlying the Company’s current projection are the following estimates and targets:

•	Depletions growth between 6% and 9% compared to full year 2011.

•	Targeted revenue per barrel increases of approximately 3% which will help offset significant barley cost pressures from the 2011 crop.

•	Continued focus on efficiencies at the Company’s breweries.

•	Anticipated significant increases in the costs of ingredients, primarily due to barley cost pressures.

•	Full-year 2012 gross margins expected to be between 53% and 55% due to anticipated price increases not fully covering cost pressures and some product mix changes.

•

Increased investment in advertising, promotional and selling expenses of between $8 million and $12 million for the full year 2012, not including any increases in freight costs for the shipment of products to the Company’s wholesalers.

•

Startup costs of $3 million to $5 million for new brands developed by Alchemy & Science of which $2 million to $3 million are included in our full year estimated increases in advertising, promotional and selling expenses.

•	Full-year effective tax rate of approximately 38%.

Full-year spending on capital investments of between $40 million and $60 million, most of which relates to continued investments in the Company’s breweries and additional keg purchases in support of growth, the Freshest Beer Program and increased complexity.

About the Company

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews over 50 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While the Company is the country’s largest-selling craft beer, it accounts for only approximately one percent of the U.S. beer market. For more information, please visit www.samueladams.com.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 31, 2011 and December 25, 2010. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, May 2, 2012

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Comprehensive Income:

(in thousands, except per share data)

	(unaudited)
	Thirteen weeks ended
	March 31, 2012	Mar. 26, 2011
Barrels sold	539	502

Revenue	$122,902	$111,409
Less excise taxes	9,631	9,233

Net revenue	113,271	102,176
Cost of goods sold	51,462	49,802

Gross profit	61,809	52,374
Operating expenses:
Advertising, promotional and selling expenses	38,455	35,512
General and administrative expenses	11,513	10,273
Total operating expenses	49,968	45,785

Operating income	11,841	6,589
Other (expense) income, net:
Interest income	1	1
Other (expense) income, net	(3)	8

Total other (expense) income, net	(2)	9

Income before income tax provision	11,839	6,598
Provision for income taxes	4,346	2,639

Net income	$7,493	$3,959

Net income per common share – basic	$0.59	$0.30

Net income per common share – diluted	$0.56	$0.28

Weighted-average number of common shares – basic	12,759	13,274

Weighted-average number of common shares – diluted	13,449	14,007

Other comprehensive income, net of tax:
Comprehensive income	$7,493	$3,959

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Balance Sheets:

(in thousands, except share data)

	(unaudited)
	March 31,	Dec. 31,
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$38,161	$49,450
Accounts receivable, net of allowance for doubtful accounts of $90 and $66 as of March 31, 2012 and December 31, 2011, respectively	24,801	23,233
Inventories	38,130	34,072
Prepaid expenses and other assets	14,568	14,605
Deferred income taxes	4,363	4,363

Total current assets	120,023	125,723

Property, plant and equipment, net	152,708	143,586
Other assets	2,263	1,802
Goodwill	2,540	1,377

Total assets	$277,534	$272,488

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$22,497	$18,806
Accrued expenses and other current liabilities	38,844	48,243

Total current liabilities	61,341	67,049

Deferred income taxes	17,349	17,349
Other liabilities	3,268	3,345

Total liabilities	81,958	87,743

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 8,790,856 and 8,714,931 issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	88	87
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	145,404	138,336
Accumulated other comprehensive loss, net of tax	(838)	(838)
Retained earnings	50,881	47,119

Total stockholders’ equity	195,576	184,745

Total liabilities and stockholders’ equity	$277,534	$272,488

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Cash Flows:

(in thousands)

	(unaudited)
	Thirteen weeks ended
	March 31,	Mar. 26,
	2012	2011
Cash flows provided by operating activities:
Net income	$7,493	$3,959
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,731	4,460
Impairment of long-lived assets	—	22
Loss on disposal of property, plant and equipment	20	41
Bad debt expense	24	17
Stock-based compensation expense	1,385	1,105
Excess tax benefit from stock-based compensation arrangements	(3,566)	(1,751)
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(1,592)	(1,558)
Inventories	(4,058)	(7,282)
Prepaid expenses and other assets	(135)	(719)
Accounts payable	3,691	3,311
Accrued expenses and other current liabilities	(6,163)	(3,705)
Other liabilities	(77)	(214)

Net cash provided by (used in) operating activities	1,753	(2,314)

Cash flows used in investing activities:
Purchases of property, plant and equipment	(13,518)	(2,248)
Cash paid for acquisition of brewery assets	(1,477)	—

Net cash used in investing activities	(14,995)	(2,248)

Cash flows used in financing activities:
Repurchase of Class A Common Stock	(3,731)	(1,526)
Proceeds from exercise of stock options	1,883	523
Excess tax benefit from stock-based compensation arrangements	3,566	1,751
Net proceeds from sale of investment shares	235	167

Net cash provided by financing activities	1,953	915

Change in cash and cash equivalents	(11,289)	(3,647)

Cash and cash equivalents at beginning of year	49,450	48,969

Cash and cash equivalents at end of year	$38,161	$45,322

Supplemental disclosure of cash flow information:
Income taxes paid	$1,208	$678

Reclassification of deposit and costs related to brewery acquisition to the following assets:
Property, plant and equipment	337	—
Tradename	400	—
Goodwill	$1,163	$—

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com